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                                                                     EXHIBIT 2.4


                      AMENDMENT NO. 1 TO PURCHASE AGREEMENT


         This AMENDMENT NO. 1 (this "Amendment") to the Purchase Agreement (the "Purchase Agreement"), dated December 18, 1998, by and among CNET, Inc., a Delaware Corporation ("Buyer"), Jenesys LLC, a Washington limited liability company ("Seller"), and, for the limited purposes specified on the signature page thereto, Steve Jenkins ("Jenkins"), is entered into as of January 22, 1999, by and among Buyer, Seller and Jenkins.

         WHEREAS, the parties hereto wish to amend certain provisions of the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements set forth in this Amendment and the Purchase Agreement, the parties hereto agree as follows:

         1. Closing. Section 7.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

         "7.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyer and Seller; or (b) by either Buyer or Seller if the Closing has not occurred by the close of business on February 12, 1999. Any termination pursuant to clause (b) above will be without prejudice to any right that any party may have hereunder against the other party for any misrepresentation or breach of warranty or covenant under this Agreement."

         2. Authority Relative to the Amendment. The execution, delivery and performance of the Purchase Agreement and this Amendment and the consummation of the transactions contemplated thereby and hereby have been duly and effectively authorized by all necessary action of the parties, and the Purchase Agreement, as amended by this Amendment, constitutes the valid and binding obligations of the parties, enforceable against each of them in accordance with its terms.

         3. Reference to and Effect on the Purchase Agreement.

                  (a) Upon execution of this Amendment, each reference in the Purchase Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in any document related thereto, or executed in connection herewith, shall mean and be a reference to the Purchase Agreement as amended hereby, and the Purchase Agreement and this Amendment shall be read together and construed as one single instrument.


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                  (b) Except as specifically amended above, the Purchase
Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties.


         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                              CNET, INC.

                                              /s/ DOUGLAS N. WOODRUM
                                              ----------------------------------
                                              Chief Financial Officer
                                              Date: January 22, 1999



                                              JENESYS LLC

                                              /s/ STEVE JENKINS
                                              ----------------------------------
                                              Steve Jenkins, Member
                                              Date: January 22, 1999